Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 11
(To Prospectus filed on July 6, 2015, as supplemented
by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015, Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015, Prospectus Supplement No. 5 dated September 17, 2015, Prospectus Supplement No. 6 dated September 18, 2015, Prospectus Supplement No. 7 dated September 24, 2015, Prospectus Supplement No. 8 dated September 25, 2015, Prospectus Supplement No. 9 dated September 30, 2015, and Prospectus Supplement No. 10 dated October 2, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 11 supplements the information contained in the Prospectus, dated as of July 6, 2015, as amended by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015, Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015, Prospectus Supplement No. 5 dated September 17, 2015, Prospectus Supplement No. 6 dated September 18, 2015, Prospectus Supplement No. 7 dated September 24, 2015, Prospectus Supplement No. 8 dated September 25, 2015, Prospectus Supplement No. 9 dated September 30, 2015, and Prospectus Supplement No. 10 dated October 2, 2015, relating to the resale of up to 52,154,760 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 11 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 3, 2015.

You should read this Prospectus Supplement No. 11 in conjunction with the Prospectus. This Prospectus Supplement No. 11 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 11 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 11 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 3, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

Enumeral Biomedical Holdings, Inc. (the “Company”) may use a slide presentation, in whole or in part, from time to time in presentations to potential partners, investors, analysts and others. A copy of the slide presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. A copy of the slide presentation is also available on the Company’s website at www.enumeral.com.

The information in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01     Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description
99.1	Enumeral Biomedical Holdings, Inc. PD-1 Program Update Presentation, dated November 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: November 3, 2015	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief
Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Enumeral Biomedical Holdings, Inc. PD-1 Program Update Presentation, dated November 3, 2015

Exhibit 99.1

Enumeral PD - 1 Program Update: Differentiated Anti - PD - 1 Antibody Elicits Higher T Cell Activation in Ex Vivo Human Assays than a Currently Marketed Anti - PD - 1 Antibody November 3, 2015

Background • Enumeral uses a unique single cell technology platform and approach to identify functionally differentiated antibody candidates – Enumeral has identified two distinct classes of anti - PD - 1 antibodies with distinct modes of binding to PD - 1 – Both classes demonstrate enhancement of T cell activation via reversal of PD - 1 - dependent immunosuppression 2

Enumeral’s Approach to Developing Differentiated Antibodies Starts with Diversity • Enumeral antibody discovery results in exceptional diversity* • Potential for strong IP position • Breadth of diversity: keys to unlocking the target physiology • Multiple potential program opportunities OPDIVO® KEYTRUDA® Pidilizumab 392C5 246A10 413D2 413E1 244C8 388D4 *Based on ENUM evaluation of published literature Cladogram representing heavy chain AA sequences N= 159 sequences shown 28 families of antibodies 3

Enumeral PD - 1 Program • Enumeral has identified a novel potentially allosteric anti - PD1 antagonist (ENUM 244C8) displaying the following properties: – Reversal of PD - L1 - dependent immunosuppression – Binding to PD - 1 via a novel epitope – Increased levels of T cell activation in cell - based assays – Binding to PD - 1 independent of PD - L1 • ENUM 244C8 antibody and a currently - marketed anti - PD1 antibody were tested for their ability to reverse tumor infiltrating lymphocyte (TIL) exhaustion using lymphocytes derived from human lung biopsy – ENUM 244C8 observed restoring T cell function to a higher level than the positive control nivolumab 4

ENUM 244C8 Binding to PD-1 Does Not Displace PD-L1


62.4
37.6
Count
Alexa Fluor 488-A

Negative control
mIgG1K


89.7
10.3
Count
Alexa Fluor 488-A

Positive control
EH12.2H7


90.6
9.40
Count
Alexa Fluor 488-A

388D4


64.1
35.9
Count
Alexa Fluor 488-A

244C8

ENUM 388D4, but not ENUM 244C8, blocks the binding of soluble PD-L1 to cells expressing PD1. HEK293 cells expressing PD1 were incubated with 10ug/mL of isotype, EH12.2H7, 388D4 or 244C8 antibodies. Cells were washed and then stained with soluble PD-L1-Ig protein labeled with Alexa488. Cells were washed and analyzed for PD-L1 binding by FACS analysis.

Antibody 244C8 behaves like the isotype negative control, and inhibition of PD-L1 binding to cells expressing PD1 is not observed.

Antibody ENUM 388D4 is a 'conventional' binder to PD1 with anti-PD-1 antagonist immune activation properties.

5

Ex Vivo Reversal of TIL Exhaustion: Methods • NSCLC samples from staging surgeries were analyzed within 24 hours of collection • Flow cytometry analyzed extent of T cell infiltration and co - expression of immunomodulatory receptors • Cells were incubated with anti - CD3/anti - CD28 antibodies for 24 hours and either negative control (isotype), nivolumab , or ENUM 244C8 • Interferon gamma production was measured (ELISA) and data is expressed as fold increase normalized to isotype control 6

Ex Vivo Reversal of TIL Exhaustion: Example Flow Cytometry Analysis 7 NSCLC WD36444 contains 14% T cells

Ex Vivo Reversal of TIL Exhaustion: Co - expression of Immunomodulatory Receptors • WD36444 CD4+ and CD8+ TILs express exhaustion markers (IMRs) • PD - 1 expressed on 55% of CD4 cells and 75% of CD8 cells • ‘IMR X’ expressed 5.5% of CD4 cells and 13% of CD8 cells 8 CD4 cells CD8 cells PD - 1 Immunomodulatory Receptor (IMR) X

Ex Vivo Reversal of TIL Exhaustion: Variability Across Patients 9 Tumor Identifier % EpCAM - CD45+ %CD3+ %CD4 + PD1 + %CD8 + PD1 + WD - 36444* 25.7 14 55 75 WD - 36571 10.3 6.3 47 64 WD - 36686* 21.6 17 55 84 WD - 36790* 16.8 10.4 38 68 WD - 36904 12.8 7 63 72 M115801A2 3.4 2.9 79 84 WD - 36923 1.6 0.9 53 51 WD - 36988 8.9 7 58 93 M4150952 5.4 3 78 79 • Data from flow cytometry analysis – Lymphocyte infiltration ranged from 1.6% - 25.7% – T cell infiltration ranged from 0.9% - 17% NSCLC tumor biopsies demonstrate varying degrees of lymphocyte infiltration and PD - 1 expression on T cells *Data on functional reversal of exhaustion reported on following slides

Ex Vivo Reversal of TIL Exhaustion: Experimental Questions • Tumor biopsy from n=9 patients found to harbor TILs that express exhaustion markers including PD - 1. 1. What is the activity of the T cells following activation? 2. Is cellular activity modified by the addition of an anti - PD1 antibody? 3. Do n ivolumab and ENUM antibodies behave differently in this experiment? 10

Ex Vivo Reversal of TIL Exhaustion: PD - 1 B lockade Observed Restoring F unction to T cells Derived F rom H uman L ung B iopsy Functional modification of TILs with PD - 1 blockade. Tumor cells containing 14% lymphocytes were activated in the presence of anti - CD3+anti - CD28 and the indicated antibodies ENUMC8 - 1, ENUMC8 - 2, isotype control human IgG4 S228P (Bio - Rad), and Nivolumab S228P ( Invivogen ) used at 20 ug / mL. Supernatants were collected 24 hours after activation and IFN - g was measured by ELISA ( Biolegend ). Data is presented as fold induction IFN - g relative to i sotype control treated sample. ENUMC8 - 1 and ENUMC8 - 2 are humanized variants of ENUM 244C8. p<0.05 for ENUMC8 - 1 and ENUMC8 - 2. 11 NSCLC WD36444 I s o t y p e C o n t r o l N i v o l u m a b E N U M C 8 - 1 E N U M C 8 - 2 E N U M C 8 - 3 0 2 4 6 8 10 F o l d I n d u c t i o n I F N -  ( r e l a t i v e t o I s o t y p e ) p<0.05 ENUM 244C8 elicits increased activity compared to nivolumab

Ex Vivo Reversal of TIL Exhaustion: PD - 1 Blockade Observed Restoring Function to T cells Derived From Human Lung Biopsy ( C ontinued) 12 I s o t y p e C o n t r o l N i v o l u m a b ( 1 0 u g / m L ) 2 4 4 C 8 - 2 ( 1 0 u g / m L ) 0 5 10 15 20 F o l d I n d u c t i o n I F N -  ( r e l a t i v e t o I s o t y p e ) p<0.01 Functional modification of NSCLC Tumor infiltrating lymphocytes with PD - 1 blockade. 3e5 WD36686 tumor cells containing 17% lymphocytes were activated in the presence of anti - CD3+anti - CD28 and the indicated antibodies ENUMC8 - 2, Isotype control human IgG4 S228P (Bio - Rad), and Nivolumab S228P ( Invivogen ) used at 10 ug / mL. Tissue culture supernatants were collected 24 hours after activation and IFN - g was measured by ELISA ( Biolegend ). Data is presented as fold induction IFN - g relative to Isotype control treated sample. NSCLC WD36686 ENUM 244C8 elicits increased activity compared to nivolumab

13 Functional modification of Tumor infiltrating lymphocytes with PD - 1 blockade. 3e5 WD36790 tumor cells containing 10 % lymphocytes were activated in the presence of anti - CD3+anti - CD28 and the indicated antibodies: 244C8 - 2 (at two different concentrations), Nivolumab S228P ( Invivogen ). Tissue culture supernatants were collected 24 hours after activation and IFN - g was measured by ELISA ( Biolegend ). Data is presented as fold induction IFN - g relative to anti - CD3+anti - CD28 only . p<0.05 for ENUMC8 - 2 at both 5 ug /mL and 10 ug / mL. a n t i - C D 3 + a n t i - C D 2 8 o n l y N i v o l u m a b ( 1 0 u g / m L ) 2 4 4 C 8 - 2 ( 5 u g / m L ) 2 4 4 C 8 - 2 ( 1 0 u g / m L ) 0 1 2 3 4 F o l d i n d u c t i o n I F N -  ( r e l a t i v e t o a n t i C D 3 + a n t i C D 2 8 ) p<0.05 NSCLC WD36790 Ex Vivo Reversal of TIL Exhaustion: PD - 1 Blockade Observed Restoring Function to T cells Derived From Human Lung Biopsy (Continued) ENUM 244C8 elicits increased activity compared to nivolumab

Conclusions

- ENUM 244C8 is a humanized anti-PD-1 antibody that binds PD-1 but does not compete with PD-L1 and thus represents a pharmacologically novel class of anti-PD-1 therapeutic.
- Following incubation with anti-CD3/anti-CD28 antibodies activation of NSCLC tumor-derived T cells was limited and addition of anti-PD-1 antibodies was required to enhance IFN-γ secretion.
- ENUM 244C8 can augment *ex vivo* IFN-γ secretion by PD-1^{+} TILs to a greater level than nivolumab.
- Enumeral's platform enables generation of broad antibody diversity that can translate into functionally distinct and potentially improved therapeutic candidates.

ENUMERAL

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